Filed Pursuant to Rule 433

File No. 333-178706

FINAL TERM SHEET

Dated April 4, 2013

WAL-MART STORES, INC.

$1,000,000,000 0.600% Notes Due 2016

$1,250,000,000 1.125% Notes Due 2018

$1,750,000,000 2.550% Notes Due 2023

$1,000,000,000 4.000% Notes Due 2043

Name of Issuer:	Wal-Mart Stores, Inc. (“Walmart”)

Title of Securities:	0.600% Notes Due 2016 (“2016 Notes”)
1.125% Notes Due 2018 (“2018 Notes”)
2.550% Notes Due 2023 (“2023 Notes”)
4.000% Notes Due 2043 (“2043 Notes”)

Aggregate Principal Amount:	$1,000,000,000 (2016 Notes)
$1,250,000,000 (2018 Notes)
$1,750,000,000 (2023 Notes)
$1,000,000,000 (2043 Notes)

Issue Price (Price to Public):	99.929% of principal amount (2016 Notes)
99.908% of principal amount (2018 Notes)
99.772% of principal amount (2023 Notes)
99.653% of principal amount (2043 Notes)

Maturity:	April 11, 2016 (2016 Notes)
April 11, 2018 (2018 Notes)
April 11, 2023 (2023 Notes)
April 11, 2043 (2043 Notes)

Coupon (Interest Rate):	0.600% (2016 Notes)
1.125% (2018 Notes)
2.550% (2023 Notes)
4.000% (2043 Notes)

Benchmark Treasury:	0.375% U.S. Treasury due March 15, 2016 (2016 Notes)
0.750% U.S. Treasury due March 31, 2018 (2018 Notes)
2.000% U.S. Treasury due February 15, 2023 (2023 Notes)
2.750% U.S. Treasury due November 15, 2042 (2043 Notes)

Spread to Benchmark Treasury:	30 basis points (2016 Notes)
45 basis points (2018 Notes)
82 basis points (2023 Notes)
102 basis points (2043 Notes)

Benchmark Treasury
Price and Yield:	100-04 3/4; 0.324% (2016 Notes)
100-08 3/4; 0.694% (2018 Notes)
102-06+; 1.756% (2023 Notes)
95-03+; 3.000% (2043 Notes)

Yield to Maturity:	0.624% (2016 Notes)
1.144% (2018 Notes)
2.576% (2023 Notes)
4.020% (2043 Notes)

Interest Payment Dates:	Interest will accrue from April 11, 2013 and be payable on April 11 and October 11 of each year, beginning on October 11, 2013

Interest Payment Record Dates:	April 1 and October 1 of each year

Redemption Provisions:	There are no redemption provisions applicable to the 2016 Notes or the 2018 Notes.

The 2023 Notes and the 2043 Notes shall be redeemable, in whole or in part, at the option of the Company at any time on or after January 11, 2023, in the case of the 2023 Notes, and at any time on or after October 11, 2042, in the case of the 2043 Notes, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date therefor. Any notice of redemption must be mailed to each registered holder of the Notes being redeemed at least 30 days but not more than 60 days prior to the redemption date.

Sinking Fund Provisions:	None

Payment of Additional Amounts:	Not applicable

Legal Format:	SEC registered

Net Proceeds to Walmart (after underwriting discounts and commissions and before offering expenses):	$996,790,000 (2016 Notes)
$1,244,475,000 (2018 Notes)
$1,738,135,000 (2023 Notes)
$987,780,000 (2043 Notes)

Settlement Date:	T + 5; April 11, 2013

Joint Book-Running
Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC

Selling Restrictions:	European Economic Area, United Kingdom, Hong Kong, Japan, Singapore

CUSIP:	931142DE0 (2016 Notes)
931142DF7 (2018 Notes)
931142DH3 (2023 Notes)
931142DG5 (2043 Notes)

ISIN:	US931142DE06 (2016 Notes)
US931142DF70 (2018 Notes)
US931142DH37 (2023 Notes)
US931142DG53 (2043 Notes)

Ratings: Ratings for Walmart’s long-term debt securities: S&P, AA; Moody’s, Aa2; Fitch, AA; and DBRS, AA. Walmart will apply for specific ratings for the 2016 Notes, the 2018 Notes, the 2023 Notes and the 2043 Notes and expects that the ratings for the Notes will be the same as for Walmart’s other long-term debt securities.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by Wal-Mart Stores, Inc. by means of a registration statement on Form S-3 (SEC File No. 333-178706).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 888-603-5847, Citigroup Global Markets Inc. toll-free at 800-831-9146 or Morgan Stanley & Co. LLC toll-free at 866-718-1649.